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                                                                    EXHIBIT 10.1

                                  June 27, 2002

VIA FACSIMILE
Richard W. Kramp
ATS Medical, Inc.
3905 Annapolis Lane, Suite 105
Minneapolis, MN 55447

     Re: O.E.M. Supply Agreement dated September 24, 1990, and Carbon Agreement dated December 29, 1999, both as amended (collectively, the "Agreements")

Dear Mr. Kramp:

     Further to our recent discussions, it is in the best interest of ATS Medical, Inc., a Minnesota corporation ("ATS") for the parties to renegotiate and amend certain of the rights and obligations under the Agreements. Accordingly, effective as of the date of this letter agreement, ATS and Sulzer Carbomedics Inc. ("CMI") hereby agree as follows:

1. ATS' obligation to purchase a minimum number of Components and/or Component Sets pursuant to the O.E.M. Supply Agreement, including, without limitation Sections 2(a) and Exhibit B thereof ("the Minimum Purchase Obligation"), shall be suspended as of the date that this letter agreement is executed by ATS (with the exception of CMI's work-in-progress as of June 5, 2002 which ATS agrees to take delivery of and pay for pursuant to the terms of the O.E.M. Supply Agreement notwithstanding this letter agreement). Said Minimum Purchase Obligation will resume in full on January 2007 in accordance with the attached Schedule 1, notwithstanding anything to the contrary in the O.E.M. Supply Agreement. As a result of the foregoing, the term of the O.E.M. Supply Agreement shall be extended only for the time period necessary for ATS to fulfill its Minimum Purchase Obligation as defined in Schedule 1.

2. The Pricing for a Component Set, adjusted pursuant to Section 3 and Exhibit B of the O.E.M. Supply Agreement, shall be expressly made subject to a maximum price of $1,000.00 per Component Set.

3. ATS hereby grants to CMI, its successors and assigns a security interest* in all of ATS' Inventory, whether now owned or hereafter acquired, together with the products and proceeds thereof. Until terminated, as provided herein or by mutual agreement of ATS and CMI this security interest is granted to secure all material obligations of ATS now or hereafter as owed to CMI under the Agreements. As used herein, the term "Inventory" means all Components, Valves, raw materials, work in process, or materials used for or consumed to produce Valves, which have been or may in the future be delivered by CMI to ATS, and all finished goods inventory without any requirement to maintain any specific inventory level, which includes Components or Valves (whether contained in

----------
* ATS agrees to sign and deliver, and authorizes CMI to prepare and file, one or more financing statements or supplements thereto or other instruments as CMI may from time to time reasonably require to comply with the Uniform Commercial Code or other applicable law to preserve, protect and enforce the security interest of CMI.


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Richard Kramp
ATS Medical, Inc.
Page 2
June 27, 2002

     sealed packages and whether such packages contain goods other than goods delivered by CMI to ATS), all wherever located and whether in the possession of ATS or any other person. While the security interest remains in effect, ATS shall keep all Inventory insured for full replacement value and shall not sell any Inventory in or as part of a Bulk Sale or outside the ordinary course of business. As used herein, the term "Bulk Sale" shall mean any sale or transfer or series of sales or transfers made or consummated within any given 90-day period of 1,000 or more of the Component Sets and/or Valves to any one party or group of related parties. Upon payment in full by ATS of all of its payment obligations under the Agreements as amended by Paragraphs 1, 5, 6 and 7 of this letter agreement, the security interest granted in this Section 2 shall immediately terminate for all purposes.

4. Upon the occurrence of any default of ATS of its payment or other material obligations under the Agreements and until CMI acknowledges in writing that such default has been cured or waived , CMI will have the remedies of a secured party under the Uniform Commercial Code as enacted in Texas or other applicable law.

5. Section 2.5.4 of the Carbon Agreement shall be amended and restated to read as follows:

     "4: five million dollars ($5,000,000.00) which shall be deemed fully earned on December 28, 2002, but which shall be due and payable in accordance with ATS' promissory note in the form attached hereto
          Schedule 2, which note shall be payable to the order of CMI in the original principal amount of $5,000,000 and executed concurrent with this letter agreement."

6. Sections 2.5.5, 2.5.6, 2.5.7 and 2.5.8 of the Carbon Agreement shall be amended and restated to read as follows:

     "5: five million dollars ($5,000,000.00) which shall be due and payable in accordance with Schedule 3;

     6: six million dollars ($6,000,000.00) which shall be due and payable in accordance with Schedule 3;

     7: six million dollars ($6,000,000.00) which shall be due and payable in accordance with Schedule 3; and

     8: six million dollars ($6,000,000.00) which shall be due and payable in accordance with Schedule 3."

7. Notwithstanding the payment schedule outlined in Section 2.5 of the Carbon Agreement (as amended by this letter agreement), ATS shall pre-pay all or any portion of the License Fee to CMI as follows:


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Richard Kramp
ATS Medical, Inc.
Page 3
June 27, 2002

          From January 1, 2005, for each dollar that the balance of the Inventory is reduced by sales by ATS of the Components and/or Valves, ATS will remit to CMI seventy-seven cents ($0.77), which amount will be credited against the License Fee due and payable to CMI (beginning with a credit against the next installment scheduled to be paid to CMI after the date of such credit). Said remittance will occur on a semi-annual basis beginning on June 30, 2005. In addition to any audit rights under the Agreements, CMI shall have the right to have an independent third party audit ATS' relevant books and records upon thirty (30) days' advance notice solely for the purpose of confirming compliance with this prepayment program.

8. CMI acknowledges and agrees that as of the effective date of this letter agreement, ATS is not in default or breach of the Agreements nor has it failed to perform under the Agreements, nor will ATS be deemed to be in default or breach of the Agreements or deemed to have failed to perform under the Agreements by (i) virtue of the parties entering into this letter agreement, (ii) the rescheduling, pursuant to the terms of this letter agreement, of the payment obligations and Minimum Purchase Obligation of ATS under the Agreements, or (iii) as a result of ATS' performance in accordance with the terms of this letter agreement. Furthermore, the parties' obligations under the Agreements shall be modified as follows: (i) under the Carbon Agreement, (a) ATS, may but is not obligated, to continue to build the Production Line notwithstanding Section 2.3 thereof, (b) CMI shall not notify ATS in writing that it is ready to initiate its transfer to ATS of the Licensed Technology, equipment and machining specifications and operating capability to permit ATS to develop the Graphite Capability at any time before June 30, 2006, notwithstanding anything to the contrary in Section 2.4 thereof, and (c) CMI shall not notify ATS in writing that it is ready to initiate its transfer to ATS of the Licensed Technology, equipment and machining specifications and operating capability to permit ATS to develop the Tooling Capability at any time before June 30, 2008, notwithstanding anything to the contrary in Section 2.4 thereof, and (ii) under the O.E.M. Supply Agreement, (a) ATS has no obligation to follow the ordering requirements and procedures stated in Section 5 thereof until it resumes the purchase of a minimum number of Components and/or Component Sets from CMI in January, 2007, and (b) CMI is not authorized to maintain a supply of Raw Materials on ATS' behalf pursuant to Section 5(c) thereof unless and until ATS resumes the purchase of Components from CMI.

9. CMI and ATS entered into that certain License Agreement dated as of September 24, 1990, as amended (the "License Agreement"), which the parties acknowledge expired pursuant to its terms as of December 29, 2000. CMI acknowledges and agrees that pursuant to the License Agreement and as a result of its expiration, ATS retained a paidup, exclusive, worldwide, irrevocable and perpetual right and license, under the Patent to use and sell the Licensed Product, assemble Components for the Licensed Product and sterilize and package the Licensed Product. Nothing in this letter agreement, nor any


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Richard Kramp
ATS Medical, Inc.
Page 4
June 27, 2002

     breach or default of ATS under the Agreements or this letter agreement (or any other documents referenced herein), shall in any way modify, terminate, extend, expand or otherwise affect such license rights of ATS. ATS acknowledges and agrees that (a) except as expressly stated in clause (b) of this Paragraph 9, nothing in this letter agreement shall in any way modify, terminate, extend, expand or otherwise affect the license to use the Licensed Technology granted to ATS pursuant to Article 2.0 of the Carbon Agreement (the "Technology License"), which grant, as stated in the Carbon Agreement, shall be subject to the timely payment of the License Fee pursuant to the Carbon Agreement (as amended by this letter agreement), and
     (b) in the event that ATS shall default in its obligation under Paragraph 1 of this letter agreement to pay for CMI's work-in-process as of June 5, 2002, then ATS's right to use the Technology License shall be suspended until ATS has cured such payment default.

10. ATS represents and warrants to CMI, its successors and assigns that (a) the Inventory is primarily located in the State of Minnesota; (b) it is duly authorized to execute this letter agreement; and (c) the execution of this letter agreement will not create or constitute a breach under any agreements pursuant to which ATS is a party.

11. All capitalized terms contained in but not specifically defined in this letter agreement shall have the meaning set forth in the Agreements.

12. Unless expressly modified by the terms of this letter agreement, the terms and conditions of the Agreements and all other obligations thereunder shall remain unchanged and in full force and effect.

13. This letter agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts with the effect of being constituted as one and the same letter agreement.

14. This letter agreement, the Agreements and the other documents referenced herein contains the entire agreement between the parties with respect to the subject matter hereof. No waiver, alteration or modification of any of the provisions hereof shall be binding unless in writing and signed by the parties hereto. This letter agreement is binding on the parties hereto and their respective successors and assignees.

15. Neither CMI nor ATS will make or authorize any other party to make any public announcement or disclosure regarding this letter agreement without the prior consent of the other party, except any such announcement or disclosure that may be required by rule, regulation or law, in which case the party required to make the announcement or disclosure will, if reasonably practicable, allow the other party at least 72 hours to comment on such announcement or disclosure in advance thereof.


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Richard Kramp
ATS Medical, Inc.
Page 5
June 27, 2002

     If this letter agreement accurately reflects the parties' agreement regarding the matters set forth herein, please so indicate in the space provided below. Of course, if you have any questions or comments, please do not hesitate to contact me.

Sincerely,

SULZER CARBOMEDICS INC.


By  /s/ Dennis C. Wallach
    -----------------------
    Dennis C. Wallach
    President, Cardiac Care, Vascular Care and SpinTech Group

Agreed to this 27 day of June, 2002.



ATS MEDICAL, INC.


By  /s/ Richard W. Kramp
    -----------------------
    Richard W. Kramp
    Its President and Chief Executive Officer



Attachments: Schedule 1
             Schedule 2
             Schedule 3


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                                   SCHEDULE 1

                 ATS COMPONENT SET MINIMUM PURCHASE OBLIGATIONS


                            NUMBER OF EQUIVALENT         NEW MINIMUM PURCHASE
ORIGINAL CONTRACT YEAR           VALVE SETS            OBLIGATION BEGINNING DATE
----------------------      --------------------       -------------------------
    Q3 & Q4 2002                    3750                    January, 2011
        2003                        5000                    January, 2007
        2004                        5000                    January, 2008
        2005                        5000                    January, 2009
        2006                        5000                    January, 2010

Notwithstanding anything to the contrary in the O.E.M. Supply Agreement, CMI will endeavor to deliver all Component Sets and/or Valves required to be purchased by ATS pursuant to this Schedule 1 in approximately equal monthly installments throughout the course of the applicable Contract Year, from Contract Years 2007-2011.


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                                    SCHEDULE 2

                                 PROMISSORY NOTE

$5,000,000                                                Minneapolis, Minnesota
                                                                   June 27, 2002

     For value received, ATS MEDICAL, INC., a Minnesota corporation (the "Borrower"), promises to pay to the order of SULZER CARBOMEDICS, INC., a Delaware corporation (the "Lender"), at its office in Austin, Texas, or at such other place as the holder hereof may hereafter from time to time designate in writing, on December 28, 2003, in lawful money of the United States of America, the principal sum of Five Million Dollars ($5,000,000) and to pay interest on the principal balance of this Note outstanding from time to time (the "Principal Balance") (computed on the basis of the actual number of days elapsed in a 360-day year) from December 29, 2002 until this Note is fully paid, at seven percent (7%) per annum provided that, in the Lender's sole discretion, such annual rate shall equal ten percent (10%) per annum from the date the Borrower fails to make any payment of principal or interest when and as required until such payment is made in immediately available funds, and the Lender's election to charge interest at such increased rate shall not be deemed a waiver or excuse of any such default.

     The Principal Balance shall be due and payable in two installments of $2,500,000 each on June 28, 2003 and December 28, 2003. All payments hereunder shall be made in immediately available funds and shall be first applied to accrued but unpaid interest on the Principal Balance and the remainder, if any, shall be applied to the Principal Balance. The Borrower may prepay the Principal Balance in whole or in part at any time without premium or penalty.

     The payment of this Note is secured by a security interest granted by Borrower to Lender pursuant to that certain Letter Agreement between the Borrower and the Lender of even date herewith, and may now or hereafter be secured by one or more other security agreements, mortgages, deeds of trust, assignments or other instruments or agreements.

     If (i) any payment hereunder is not made when due in accordance with the terms of this Note and such failure shall continue for 10 days, (ii) the Borrower (a) shall be or become insolvent under the United States Bankruptcy Code, (b) shall admit in writing its inability to pay its debts as they mature,
(c) shall make an assignment for the benefit of creditors, (d) shall apply for or consent to the appointment of any receiver, trustee, or similar officer for all or any substantial part of its property, (iii) any judgment, writ, warrant of attachment or execution or similar process shall be issued or levied against a substantial part of the property of the Borrower and shall remain unstayed for 90 days, (iv) any receiver, trustee, or similar officer shall be appointed for all or any substantial part of its property without the application or consent of the Borrower, or (v) the Borrower shall be dissolved or liquidated or go out of business; then the holder hereof may, at its option, by notice in writing to the Borrower, declare this Note to be immediately due and payable, whereupon the Principal Balance and all interest thereon shall be immediately due and payable without further notice or demand.

     The Principal Balance and all interest accrued thereon shall become automatically due and payable without notice or demand if (i) Borrower institutes (by petition, application, answer, consent or otherwise) any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, dissolution, liquidation or similar proceeding relating to it under the laws of any jurisdiction, or (ii) any such proceeding is instituted (by petition, application or otherwise) against the Borrower and remains undismissed for 90 days.

     The Borrower shall pay all costs of collection, including reasonable attorneys' fees and legal expenses, if this Note is not paid when due, whether or not legal proceedings are commenced. This Note shall be governed by the substantive law of Minnesota. No delay or omission on the part of any holder hereof in exercising any right or remedy hereunder shall operate as a waiver of any right or remedy under this Note. A waiver on any one occasion shall not be construed as a waiver of any right or remedy on any future occasion.

     All makers, endorsers, sureties, guarantors and accommodation parties hereby waive presentment, dishonor, notice of dishonor and protest. All endorsers, sureties, guarantors and accommodation parties consent to any and all extensions, renewals, substitutions and alterations of any of the terms of this Note and any other documents related hereto and to the release of or failure by the Lender to exercise any rights against any party liable for any property securing payment thereof.


                                       ATS MEDICAL, INC.

                                   By  /s/ Richard W. Kramp
                                       -----------------------
                                       Richard W. Kramp
                                       Its President and Chief Executive Officer




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                                   SCHEDULE 3

Payment pursuant to Section 2.5.5  December 28, 2006

Payment pursuant to Section 2.5.6  upon the later of (i) December 28, 2007, or
                                   (ii) if ATS has determined not to develop the Graphite Capability, the Graphite Decision or (iii) if ATS has determined to develop the Graphite Capability, the date on which CMI has completed its transfer to ATS of the Graphite Capability

Payment pursuant to Section 2.5.7  December 28, 2008

Payment pursuant to Section 2.5.8  upon the later of (i) December 28, 2009, (ii)
                                   if ATS has determined not to develop the Tooling Capability, the Tooling Decision
                                   Date or (iii) if ATS has determined to
                                   develop the Tooling Capability, the date on which CMI has completed its transfer to ATS of the Tooling Capability